Exhibit 99.1

Contact:	Investor Relations
Colin T. Severn
William Lyon Homes
(949) 833-3600

WILLIAM LYON HOMES ANNOUNCES EXTENSION AND AMENDMENT

BY WILLIAM LYON HOMES, INC. OF ITS

TENDER OFFER FOR ITS OUTSTANDING SENIOR NOTES

NEWPORT BEACH, CA—May 22, 2009—William Lyon Homes (the “Company”) announced today that its wholly-owned subsidiary, William Lyon Homes, Inc. (the “Issuer”), has amended and extended the expiration date for its previously commenced cash tender offer (the “Tender Offer”) to purchase its outstanding 7 5/8% Senior Notes due 2012 (CUSIP No. 552075 AE3), 10 3/4% Senior Notes due 2013 (CUSIP No. 552075 AA1), and 7 1/2% Senior Notes due 2014 (CUSIP No. 552075 AC7) (collectively, the “Notes”).

The Tender Offer was previously extended on May 8, 2009, after which, it was scheduled to expire at 11:59 P.M., New York City time, on May 22, 2009, and is now being further extended until 11:59 P.M., New York City time, on June 5, 2009, unless further extended (the “Expiration Date”). As of the close of business on May 21, 2009, approximately $9.6 million aggregate principal amount of Notes have been tendered.

The Tender Offer was made pursuant to an Offer to Purchase, dated April 13, 2009 (the “Original Offer to Purchase”). Pursuant to an Amendment to the Offer to Purchase, dated as of May 22, 2009 (the “Amendment”), the Issuer has amended the Tender Offer such that the Tender Offer will no longer be conducted according to the modified “Dutch Auction” procedure described in the Offer to Purchase. Instead, the Issuer is offering to purchase the maximum aggregate principal amount of Notes that it can purchase for $40,000,000 (the “Maximum Payment Amount”) at a purchase price per $1,000 principal amount for each series of Notes as set forth in the table below under the caption “Tender Offer Consideration.”

Series of Notes	CUSIP No.	Outstanding Principal Amount (in millions)		Acceptance Priority Level	Tender Offer Consideration(1)
10 3/4% Senior Notes due 2013	552075 AA1	$214.9	(2)	1	$300.0
7 5/8% Senior Notes due 2012	552075 AE3	$127.9		2	$280.0
7 1/2% Senior Notes due 2014	552075 AC7	$124.1		3	$280.0

(1)	Per $1,000 principal amount of Notes that are accepted for purchase.

(2)	Without giving effect to unamortized bond discount.

If the amount of Notes validly tendered (and not validly withdrawn) would require the Issuer to pay an amount for the purchase of such Notes (excluding accrued and unpaid interest) in excess of the Maximum Payment Amount, the Issuer will accept for payment only the amount of Notes such that the Maximum Payment Amount will not be exceeded. Notes will be accepted in accordance with the Acceptance Priority Levels indicated in the table above, with Level 1 being the highest priority level, subject to the Maximum Payment Amount. Therefore, all Notes validly tendered (and not validly withdrawn) of a series having a higher priority level will be accepted before any Notes validly tendered (and not validly withdrawn) of a series having a lower priority level. Within any particular series, if the remaining portion of the Maximum Payment Amount is adequate to purchase some but not all Notes of that particular series that have been tendered (and not validly withdrawn), the Issuer will accept for purchase Notes of such series, on a pro rata basis, in the greatest aggregate principal amount that does not cause the Maximum Payment Amount to be exceeded. In that event, Notes validly tendered (and not validly withdrawn) of any other series with a lower Acceptance Priority Level than that of the prorated series will not be accepted for purchase.

In addition, there will be no Early Participation Payment (as defined in the Original Offer to Purchase) applied to Notes that were tendered and not withdrawn prior to the Early Participation Date (as defined in the Original Offer to Purchase). Accordingly, all holders of Notes tendered and accepted for payment, regardless of when tendered, will receive the Tender Offer Consideration set forth above for the applicable series of Notes.

Any holders who tendered their Notes on or prior to May 22, 2009 may withdraw their tendered Notes at any time on or prior to the Expiration Date. Those holders who tender their Notes after May 22, 2009 may not withdraw their tendered Notes. Notes tendered on or prior to May 22, 2009 that are not validly withdrawn will remain tendered and will be deemed to have been tendered for the Tender Offer Consideration set forth above for the applicable series.

The terms and conditions of the Tender Offer otherwise remain unchanged and are set forth in the Offer to Purchase as amended by the Amendment (the “Amended Offer to Purchase”).

Additional Information

The Issuer has retained Moelis & Company LLC to act as dealer manager in connection with the Tender Offer. Questions regarding the Tender Offer should be directed to Moelis & Company LLC: Mr. Robert Crowley at (617) 341-7101 or Mr. Robert Flachs at (310) 443-2326. Copies of the Amendment, the Offer to Purchase and the related letter of transmittal may be obtained from Global Bondholder Services Corporation, the information agent for the Tender Offer, at (866) 736-2200 (toll free).

This announcement is for informational purposes only. This announcement is not an offer to purchase or a solicitation of an offer to sell with respect to the Notes, and shall not constitute an offer or solicitation in any jurisdiction in which such offer or solicitation would be unlawful. The Tender Offer is being made solely pursuant to the Amended Offer to Purchase, which sets forth the complete terms and conditions of the Tender Offer. Holders of the Notes are urged to read the Amended Offer to Purchase and related documents carefully because they contain important information.

About William Lyon Homes

William Lyon Homes is primarily engaged in the design, construction and sale of new single-family detached and attached homes in California, Arizona and Nevada. The Company’s corporate headquarters are located in Newport Beach, California. For more information about the Company and its new home developments, please visit the Company’s Web site at www.lyonhomes.com.

William Lyon Homes Safe Harbor Statement

Certain statements contained in this news release that are not historical information constitute “forward-looking statements.” The forward-looking statements involve risks and uncertainties and actual results may differ materially from those projected or implied. Further, certain forward-looking statements are based on assumptions of future events which may not prove to be accurate. Factors that may impact such forward-looking statements include, among others, changes in general economic conditions and in the markets in which the Company competes, terrorism or hostilities involving the United States, changes in mortgage and other interest rates, changes in prices of homebuilding materials, weather conditions, the occurrence of events such as landslides, soil subsidence and earthquakes that are uninsurable, not economically insurable or not subject to effective indemnification agreements, the availability of labor and homebuilding materials, changes in governmental laws and regulations, the timing of receipt of regulatory approvals and the opening of projects, and the availability and cost of land for future development, as well as the other factors discussed in the Company’s reports filed with the Securities and Exchange Commission.